EXHIBIT 3.1

ARTICLES OF RESTATEMENT

OF

BREDA TELEPHONE CORP.

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

          Pursuant to section 490.1007 of the Iowa Business Corporation Act, Breda Telephone Corp., an Iowa corporation, adopts restated articles of incorporation as follows:

ARTICLE I

          The name of the Corporation is Breda Telephone Corp.

ARTICLE II

          The Corporation shall have perpetual duration.

ARTICLE III

          The purpose of the Corporation is to engage in any lawful business.

ARTICLE IV

          Section 1. The aggregate number of shares of stock which the Corporation is authorized to issue is 10,000,000 shares, comprised of the following two classes: (i) 5,000,000 shares of Class A Common Stock, no par value; and (ii) 5,000,000 shares of Class B Common Stock, no par value. The Class A Common Stock shall be comprised of the following three series: (i) 4,968,984 shares of Series 1 Class A Common Stock; (ii) 30,959 shares of Series 2 Class A Common Stock; and (iii) 57 shares of Series 3 Class A Common Stock. All references to the Class A Common Stock in these Articles of Restatement include any and all of the series of the Class A Common Stock.

          Section 2. Upon the filing of these Articles of Restatement with and by the Iowa Secretary of State (the “Effective Time”), each issued and outstanding share of common stock of the Corporation, no par value, other than the February 1995 Shares (as that term is defined below), shall automatically, and without notice by or to or any further action by the Corporation or any shareholder, be reclassified as and converted into one share of the Series 2 Class A Common Stock. From and after the Effective Time, each outstanding certificate representing shares of the common stock of the Corporation, no par value, other than the February 1995 Shares, shall therefore be deemed for all purposes to evidence the ownership of the same number of shares of the Series 2 Class A Common Stock. Upon the surrender by a shareholder of any such outstanding certificate, duly endorsed, the shareholder shall receive a new certificate for the aggregate number of shares of the Series 2 Class A Common Stock held by such shareholder and evidenced by the surrendered certificate as a result of the operation of this paragraph.

          Upon the Effective Time, each issued and outstanding February 1995 Share shall automatically, and without notice by or to or any further action by the Corporation or any shareholder, be reclassified as and converted into one share of the Series 3 Class A Common Stock. From and after the Effective Time, each outstanding certificate representing shares of the February 1995 Shares shall therefore be deemed for all purposes to evidence the ownership of the same number of shares of the Series 3 Class A Common Stock. Upon the surrender by a shareholder of any such outstanding certificate, duly endorsed, the shareholder shall receive a new certificate for the aggregate number of shares of the Series 3 Class A Common Stock held by such shareholder and evidenced by the surrendered certificate as a result of the operation of this paragraph. The term “February 1995 Shares” means, collectively, the shares of the common stock of the Corporation, no par value, which were issued and outstanding immediately prior to the Effective Time and with respect to which the holders of such shares had one vote for each such share, with such shares having previously been shares of the former Class A stock of the Corporation that were issued and outstanding on February 28, 1995.

          A shareholder holding a share or shares of either the Series 2 Class A Common Stock or the Series 3 Class A Common Stock may also hold a share or shares of the Series 1 Class A Common Stock pursuant to the operation of Section 6 of this Article IV or if such share or shares of the Series 1 Class A Common Stock are issued to such shareholder by the Corporation, and provided that such shareholder is an Eligible Subscriber (as that term is defined in Section 7 of this Article IV).

          Section 3. The Corporation shall not issue any shares of the Series 2 Class A Common Stock or the Series 3 Class A Common Stock other than pursuant to and as provided in Section 2 of this Article IV.

          Section 4. The Class A Common Stock and the Class B Common Stock together are entitled to receive the net assets of the Corporation upon dissolution.

          Section 5. The Series 1 Class A Common Stock, the Series 2 Class A Common Stock and the Series 3 Class A Common Stock together have unlimited voting rights, in accordance with the following:

          (a)          Each shareholder holding a share or shares of the Series 1 Class A Common Stock shall be entitled to one vote on all matters presented to the shareholders, regardless of the number of shares of the Series 1 Class A Common Stock owned by such shareholder.

          (b)          Each shareholder holding a share or shares of the Series 2 Class A Common Stock shall be entitled to one vote on all matters presented to the shareholders, regardless of the number of shares of the Series 2 Class A Common Stock owned by such shareholder.

          (c)          Each shareholder holding a share or shares of the Series 3 Class A Common Stock shall be entitled to one vote for each share of the Series 3 Class A Common Stock owned by such shareholder on all matters presented to the shareholders.

          The shareholders owning any share or shares of the Class B Common Stock shall have no right to vote, except only to the extent prohibited by the Iowa Business Corporation Act, and in the latter event, each shareholder holding a share or shares of the Class B Common Stock shall be entitled to one vote on the matter or matters which are required to be presented to the shareholders owning shares of the Class B Common Stock, regardless of the number of shares of the Class B Common Stock owned by such shareholder.

          Absent special circumstances, the shares of the Corporation are not entitled to vote if they are owned, directly or indirectly, by a second corporation, domestic or foreign, and the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the second corporation. The foregoing does not limit the power of the Corporation to vote any shares, including its own shares, held by the Corporation in a fiduciary capacity.

          Section 6. Each issued and outstanding share of the Series 2 Class A Common Stock and the Series 3 Class A Common Stock shall continue to be a share of the Series 2 Class A Common Stock or the Series 3 Class A Common Stock, as the case may be, until the closing or other effective time of the Assignment (as that term is defined in Section 2 of Article V of these Articles of Restatement) of the share, at which time the share shall automatically, without any notice by or to or any further action by the Corporation or any shareholder, be converted into and exchanged for (i) one share of the Series 1 Class A Common Stock, if the Assignment is made to an Eligible Subscriber (as that term is defined in Section 7 of this Article IV); or (ii) one share of the Class B Common Stock, if the Assignment is made to an individual or an entity who or which is not an Eligible Subscriber. From and after the closing or other effective time of an Assignment, each outstanding certificate representing shares of the Series 2 Class A Common Stock or the Series 3 Class A Common Stock, as the case may be, which were the subject of the Assignment shall therefore be deemed for all purposes to evidence the ownership of the same number of shares of the Series 1 Class A Common Stock or the Class B Common Stock, as the case may be. Upon the surrender by the assignor in the Assignment of any such outstanding certificate, duly endorsed, the assignee in the Assignment shall receive a new certificate for the aggregate number of shares of the Series 1 Class A Common Stock or shares of the Class B Common Stock, as the case may be, held by such assignee and evidenced by the surrendered certificate as a result of the operation of this Section, and, if necessary, the assignor shall receive a new certificate for the remaining aggregate number of shares of the Series 2 Class A Common Stock or the Series 3 Class A Common Stock, as the case may be, still held by such assignor. This Section does not limit or restrict in any way the Corporation’s rights under Article V of these Articles of Restatement.

          Section 7. The Series 1 Class A Common Stock shall only be owned and held by Eligible Subscribers (as that term is defined below). The term “Eligible Subscriber” means (i) any individual who is 18 years of age or older whose principal residence is located within the Breda, Iowa or the Lidderdale, Iowa telephone exchange areas served by the Corporation and who subscribes to the Corporation’s land line telephone service for a telephone line serving that principal residence (each, an “Individual Subscriber”); (ii) any entity whose principal place of business is located within the Breda, Iowa or the Lidderdale, Iowa telephone exchange areas served by the Corporation and which subscribes to the Corporation’s land line telephone service for a telephone line serving that place of business (each, an “Entity Subscriber”), or (iii) one Related Person (as that term is defined below) of an Individual Subscriber (for each respective Individual Subscriber, the “Related Subscriber”). There can only be one Individual Subscriber for a residence, regardless of the number of land lines or telephone numbers serving that residence. The term “Related Person” means any of the following individuals, so long as they are at least 18 years of age, are listed on the account for the land line telephone service of the Individual Subscriber, and the principal residence of the individual is with the Individual Subscriber in question: (i) the spouse of the Individual Subscriber; (ii) a parent of the Individual Subscriber; (iii) a grandparent of the Individual Subscriber; (iv) a brother or sister of the Individual Subscriber; or (v) a child or grandchild (including by adoption) of the Individual Subscriber. In no event shall there be more than one Related Subscriber for the principal residence of any Individual Subscriber at any given time, regardless of the number of land lines or telephone numbers serving the residence.

          Each share of the Series 1 Class A Common Stock owned by a shareholder shall automatically, without notice by or to or any further action by the Corporation or any shareholder, be converted into and exchanged for one share of the Class B Common Stock (i) effective at the time the shareholder ceases to be an Eligible Subscriber, or (ii) effective at the closing or other effective time of the Assignment of the share to a person or entity who or which is not an Eligible Subscriber. From and after either of those times, each outstanding certificate representing such shares of the Series 1 Class A Common Stock shall therefore be deemed for all purposes to evidence the ownership of the same number of shares of the Class B Common Stock. Upon the surrender of any such outstanding certificate, duly endorsed, by a shareholder in the circumstance described in subclause (i) above, the shareholder shall receive a new certificate for the aggregate number of shares of the Class B Common Stock held by such shareholder and evidenced by the surrendered certificate as a result of the operation of this paragraph. Upon the surrender of any such outstanding certificate, duly endorsed, by the assignor in an Assignment described in subclause (ii) above, the assignee in the Assignment shall receive a new certificate for the aggregate number of shares of the Class B Common Stock held by such assignee and evidenced by the surrendered certificate as a result of the operation of this paragraph, and, if necessary, the assignor shall receive a new certificate for the remaining aggregate number of shares of the Series 1 Class A Common Stock still held by such assignor. A share of the Series 1 Class A Common Stock which is the subject of an Assignment to a person or entity who or which is an Eligible Subscriber shall continue to be a share of the Series 1 Class A Common Stock in the hands of such Eligible Subscriber. This paragraph does not limit or restrict in any way the Corporation’s rights under Article V of these Articles of Restatement.

          Section 8. Class B Common Stock may be held by any individual or entity who is not an Eligible Subscriber.

          Each share of the Class B Common Stock which is owned by a shareholder shall automatically, without any notice by or to or any further action by the Corporation or any shareholder, be converted into and exchanged for one share of the Series 1 Class A Common Stock (i) effective upon such shareholder becoming an Eligible Subscriber; or (ii) effective at the closing or other effective time of the Assignment of the share to a person or entity who or which is an Eligible Subscriber. From and after either of those times, each outstanding certificate representing such shares of the Class B Common Stock shall therefore be deemed for all purposes to evidence the ownership of the same number of shares of the Series 1 Class A Common Stock. Upon the surrender of any such outstanding certificate, duly endorsed, by a shareholder in the circumstance described in subclause (i) above, the shareholder shall receive a new certificate for the aggregate number of shares of the Series 1 Class A Common Stock held by such shareholder and evidenced by the surrendered certificate as a result of the operation of this paragraph. Upon the surrender of any such outstanding certificate, duly endorsed, by the assignor in an Assignment described in subclause (ii) above, the assignee in the Assignment shall receive a new certificate for the aggregate number of shares of the Series 1 Class A Common Stock held by such assignee and evidenced by the surrendered certificate as a result of the operation of this paragraph, and, if necessary, the assignor shall receive a new certificate for the remaining aggregate number of shares of the Class B Common Stock still held by such assignor. A share of the Class B Common Stock which is the subject of an Assignment to a person or entity who or which is not an Eligible Subscriber shall continue to be a share of the Class B Common Stock in the hands of such person or entity. This paragraph does not limit or restrict in any way the Corporation’s rights under Article V of these Articles of Restatement.

          Section 9. No shareholder may own more than one percent of the total issued and outstanding shares of the Class A Common Stock or the Class B Common Stock, and no individual shareholders residing in the same residence (collectively, the “Household Shareholders”) may collectively own more than two percent of the total issued and outstanding shares of the Class A Common Stock and/or the Class B Common Stock (in whatever combination), unless: (i) the shareholder or the Household Shareholders, as the case may be, already exceeded such applicable percentage at the Effective Time; or (ii) the shareholder or the Household Shareholders, as the case may be, go over such applicable percentage as a result of the Corporation redeeming shares of the Class A Common Stock and/or the Class B Common Stock. In either of the latter cases, the shareholder or the Household Shareholders, as the case may be, may not increase the number of shares owned by the shareholder or by any of the Household Shareholders. If a shareholder owns five percent or more of the ownership interests of an entity which owns shares of the Class A Common Stock or the Class B Common Stock, the shares of the Class A Common Stock or the Class B Common Stock held by both that entity and by the shareholder will be added together for purposes of determining compliance with this Section. This Section does not authorize or permit there to be more than one Related Subscriber for the principal residence of any Individual Subscriber at any given time.

          Section 10. Each shareholder shall provide the Corporation, upon the Corporation’s request from time to time, with all such information and documentation as the Corporation requests in order for the Corporation to determine whether the shareholder is an Eligible Subscriber or to otherwise evidence and substantiate the shareholder’s compliance with this Article IV or any other provisions of these Articles of Restatement.

ARTICLE V

          Section 1. The Corporation shall have the right and option to elect to purchase any or all of the shares of the Series 1 Class A Common Stock held by any shareholder at any time within ninety days after the date on which the Corporation has written notice that such shareholder is no longer an Eligible Subscriber. The purchase price for the shares shall be the fair value of such shares as determined by the board of directors of the Corporation, in its sole discretion, including, without limitation, by the board of directors establishing the purchase price as a percentage of the book value of the Corporation. The Corporation may exercise its right and option under this Section by giving written notice to the shareholder in question at any time within the ninety day period referred to above, and in such event the Corporation shall pay the full purchase price for the shares being purchased by the Corporation within ten days of the date of the Corporation’s written notice to the shareholder. This Section does not limit or otherwise affect the conversion of the shares of the Series 1 Class A Common Stock of a shareholder into shares of the Class B Common Stock as provided in Section 7 of Article IV of these Articles of Restatement.

          Section 2. The Corporation shall have the first right and option to purchase any or all of the shares of the Class A Common Stock (of whatever series) or the Class B Common Stock of any shareholder which are the subject of any Assignment. The term “Assignment” means any sale, transfer, assignment, gift, bequest or other disposition or conveyance of the shares of the Class A Common Stock or the Class B Common Stock in question, whether voluntarily or involuntarily or by operation or any act or process of law or equity, or otherwise, and whether or not for any value or consideration, and including, without limitation, by reason of or in connection with the death of a shareholder who is an individual, the dissolution or liquidation of a shareholder which is an entity, the bankruptcy or insolvency of a shareholder, or the exercise of any rights by any creditor of a shareholder. The Corporation may exercise its right and option under this Section by providing written notice to the shareholder in question at any time within sixty days after the earlier of (i) the date on which the Corporation gives the shareholder written notice of the occurrence of the Assignment, or (ii) the date on which the Corporation receives written notice of the occurrence of the Assignment, as the case may be, from the shareholder. A shareholder must provide the Corporation with prompt written notice of any proposed Assignment or of the occurrence of any Assignment, as the case may be. The purchase price for the shares shall be the fair value of the shares as determined by the board of directors of the Corporation, in its sole discretion (including, without limitation, by the board of directors establishing the purchase price as a percentage of the book value of the Corporation), except that if the Assignment is a voluntary sale of the shares in question by the shareholder for value (a “Voluntary Sale”), the purchase price for the shares shall be the amount of the purchase price as payable by the proposed transferee in the Voluntary Sale. If the Corporation exercises its right and option under this Section, the Corporation shall pay the purchase price for the shares being purchased by the Corporation within ninety days of the date of the Corporation’s written notice to the shareholder of the Corporation’s exercise of its right and option under this Section.

          Section 3. Each shareholder shall provide the Corporation, upon the Corporation’s request from time to time, with all such information and documentation as the Corporation requests in connection with the Corporation considering or exercising any of its rights and options under this Article V, including, without limitation, a copy of the written agreement between the shareholder and the proposed transferee in any Voluntary Sale.

          Section 4. A shareholder selling any shares to the Corporation pursuant to this Article V must deliver the certificate or certificates for the shares to the Corporation, duly endorsed for transfer or accompanied by an executed stock power acceptable to the Corporation, before or simultaneously with the Corporation’s payment for such shares.

          A shareholder selling any shares to the Corporation pursuant to this Article V shall be deemed to represent and warrant to the Corporation, as a material and integral part of such sale, that the shares are being sold, assigned, transferred and conveyed to the Corporation by the shareholder free and clear of all liens, claims, demands, restrictions on transferability, reservations, security interests, pledge agreements, buy-sell or shareholder agreements, tax liens, charges, contracts of sale, voting agreements, voting trusts, options, proxies and other encumbrances, claims, demands and restrictions whatsoever.

          If the Corporation does not purchase some of the shares of a shareholder which are to be sold by the shareholder in a Voluntary Sale, the shareholder may only sell those shares pursuant to and in strict accordance with the terms of the Voluntary Sale as provided to the Corporation.

          Section 5. Any Assignment which is not made in compliance with this Article V shall be null and void and of no force or effect whatsoever.

          Section 6. The bylaws of the Corporation, as amended and restated from time to time (the “Bylaws”) may also contain provisions prohibiting, restricting, limiting, conditioning or otherwise addressing the Assignment of shares of the Class A Common Stock and/or the Class B Common Stock.

          Section 7. The Corporation may place a legend on certificates evidencing the shares of the Class A Common Stock or the Class B Common Stock regarding the provisions of these Articles of Restatement, in form and content acceptable to the Corporation. The Corporation may also make notations in the stock records of the Corporation regarding these Articles of Restatement.

          Section 8. The election by the Corporation to not purchase, or the failure by the Corporation to purchase, any shares of any of the Class A Common Stock or the Class B Common Stock shall not discharge those shares from any of the provisions and restrictions contained in these Articles of Restatement, and all such shares shall be and remain subject to all of the provisions of these Articles of Restatement notwithstanding any such election or failure by the Corporation.

ARTICLE VI

          Section 1. The number of directors of the Corporation shall be specified in or fixed in accordance with the Bylaws.

          Section 2. The terms of the directors shall be staggered by dividing the total number of directors into three groups, with each group containing one-third of the total number of directors, as near as may be. The directors shall designate the group in which each director shall serve, including in the event of any increase or decrease in the number of the directors. The terms of one group of the directors shall expire each year. The directors shall be elected at each annual meeting of the shareholders of the Corporation, and each director shall serve a three year term and until the director’s successor shall have been elected and qualified, or until the director’s death or resignation or removal in accordance with applicable law or the Bylaws. No individual may serve more than three consecutive terms, and if an individual has served for three consecutive terms as a director, the individual must be off the board of directors for at least one year before the individual can again be elected as a director.

          Section 3. Each director must be the owner of one or more shares of the Class A Common Stock, and a director will automatically cease to be a director, without notice from or other action by the director, the Corporation or any shareholder, effective at the time the director ceases to hold any shares of the Class A Common Stock. Each director must also be at least 18 years of age. A director must also meet and satisfy any qualifications for directors as may be set forth in the Bylaws.

ARTICLE VII

          Except as may be otherwise required by applicable law, any number of the votes entitled to be cast on a matter by a voting group of the shareholders of the Corporation constitutes a quorum of that voting group for action on that matter, including with respect to the amendment of these Articles of Restatement. Except as may be otherwise required by applicable law, if any two or more series of the Class A Common Stock, or the Class A Common Stock and the Class B Common Stock, are required by applicable law to vote as separate voting groups on any matter, any number of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter, including with respect to the amendment of these Articles of Restatement.

ARTICLE VIII

          The vote of not less than two-thirds of the total number of votes entitled to be cast by the shareholders of the Corporation shall be necessary to take and approve any of the following actions and matters: (i) the merger of the Corporation with or into any other entity; (ii) any share exchange to which the Corporation is a party; (iii) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, other than in the form of or pursuant to any mortgage, pledge, security interest or other grant of any security or collateral interest in the assets, properties or rights of the Corporation; and (iv) the dissolution of the Corporation. The vote of not less than two-thirds of the total number of votes entitled to be cast by the shareholders of the Corporation shall be necessary to amend or repeal this Article VIII.

ARTICLE IX

          A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of section 490.833 of the Iowa Business Corporation Act; or (iv) an intentional violation of criminal law.

          If the Iowa Business Corporation Act or other applicable law is hereafter amended to authorize the additional or further elimination of or limitation on the liability of directors, then the liability of a director of the Corporation, in addition to the elimination of and limitation on personal liability provided herein, shall be eliminated and limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article, the Iowa Business Corporation Act or other applicable law shall be prospective only and shall not adversely affect any elimination of or limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

ARTICLE X

          The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (i) receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of section 490.833 of the Iowa Business Corporation Act; or (iv) an intentional violation of criminal law. Without limiting the foregoing, and in addition thereto, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors to the fullest extent permitted by law. The Corporation shall also exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its officers to the fullest extent permitted by law.

          If the Iowa Business Corporation Act or other applicable law is hereafter amended to authorize broader or additional or further indemnification, then the indemnification obligations of the Corporation shall be deemed to be amended automatically, and without any further action, to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and of its officers to the fullest extent permitted by law. Any repeal or modification of this Article, the Iowa Business Corporation Act or other applicable law shall be prospective only and shall not adversely affect any indemnification and advancement obligations of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

Dated this 28th day of March, 2007.

BREDA TELEPHONE CORP.

	By:	/s/ Charles Thatcher

Charles Thatcher, President